Exhibit 99.c(2)

Project SWAN Discussion Materials for the Special Committee of the Board of Directors May 28, 2025

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Summary Process Overview (1) SWAN received an indication from Party C for its LP&A Components business at an Enterprise Value range of $130 - $150M. 3 Confidential Over the course of the past 9 years, SWAN has periodically evaluated a variety of inbound interest regarding a potential sale of the company from both strategics and financial sponsors During the course of 2016 and 2017, SWAN held varying degrees of dialogue with six financial sponsors and five strategic parties around a potential sale of the company; however, no transaction ever crystallized, and the majority of the potential contacted parties never provided any formal proposal Over the past four years, SWAN continued engagement with potential acquirers In November 2021, a sponsor - backed strategic (Party A) submitted an indication of interest for $45 per share. A transaction never materialized In Q2 2023, SWAN engaged William Blair to evaluate a potential sale of the Company William Blair formally launched a sale process in Q3 2023 and contacted 21 financial sponsor (including Advent International or “Advent”, Party B and Party C) and seven strategic parties (including Party A). Due to the attacks in Israel on October 7, 2023, William Blair and the Company decided to pause the process prior to submission of first round bids; only eight of the total 27 parties contacted remained in the process prior to this point In January 2024, Party A came inbound to William Blair and submitted an indication of interest for $30 per share alongside another financial sponsor (Party B). At the Company’s direction, William Blair told Party A to withdraw its proposal and wait to participate in the upcoming re - launch of the sale process; Party A agreed Early 2024, William Blair re - launched the sale process and contacted 15 financial sponsor (including Advent, Party B and Party C) and two strategic parties (including Party A); no parties submitted bids for SWAN (1)

Summary Process Overview (Cont’d) 4 Confidential In January 2025, Advent and another financial sponsor (Party D) expressed interest in exploring a potential transaction with SWAN. Over following months, the Company shared preliminary due diligence materials and held in - person meetings with both Advent and Party D to facilitate a potential proposal – In March 2025, Advent invited another financial sponsor (Party E) to be a potential co - bidder; Party E ultimately decided not to participate – In April 2025, Party D informed William Blair that it was not able at this time to submit a proposal at a valuation level likely suitable to SWAN On May 11, 2025, Advent submitted a proposal to the Company for $42.00 per share, all - cash consideration, 30 - day exclusivity period; SWAN countered at $44.00 per share On May 15 , 2025 , Advent submitted a revised proposal for $ 43 . 00 per share, all - cash consideration, 30 - day exclusivity period (1) ; SWAN countered at $ 43 . 50 per share On May 20 , 2025 , Advent submitted another revised proposal at $ 43 . 50 per share, Formula Systems rolling approximately one quarter of its ownership stake, 30 - day exclusivity period ; this proposal is being reviewed by the Special Committee today, and further details can be found on page 6 (2) Today's meeting with SWAN's Special Committee will focus on reviewing Advent's proposal and discussing potential responses, next steps and timeline (1) Increase in Advent’s offer price from $42.00 to $43.00 per share included removal of potential go - shop provision in definitive documentation (verbally discussed). (2) Revised proposal letter was dated May 15, 2025; however, proposal was received on May 20, 2025.

SWAN – Share Price Performance Since 2021 Source: Factset, SEC filings and management reports as of May 27, 2025. (1) Represents Advent’s offer as of May 20, 2025. (2) Diluted Shares outstanding calculated based on 55,894,474 Common Shares outstanding, 1,774,000 options at weighted avg. strike price of $25.13 and 23,143 RSUs as of April 7, 2025. (3) 2025 Wall Street Consensus Revenue of 571M and Consensus Adj. EBITDA – Cap. Soft. of 101.9M; SWAN reported Adj. EBITDA figure (and basis for consensus) burdens earnings for capitalized software expense. 5 Confidential (Price / Share) (Volume in ‘000) ($ in M, except per share data) Public Market Overview (2) Advent Offer: $43.50 (1) $28.14 Current Share Price (5/27/2025) $28.14 EV / 2025 Consensus Revenue EV / 2025 Consensus Adj. EBITDA - Cap. Soft. 2.4x 13.7x SWAN Share Price Performance 1 Week % Change (0.2%) Average Volume ADTV VWAP 10 Trading Days 124,769 $28.20 27.89 173,128 30 Trading Days 0.9% 1 Month % Change Fully Diluted Shares Outstanding 56.135 27.16 178,957 90 Trading Days 0.6% 3 Month % Change Equity Value $1,579.6 28.60 159,648 180 Trading Days 3.5% 6 Month % Change Plus: Net Debt / (Cash) (186.1) 30.58 146,348 Last 12 Months (17.5%) 12 Month % Change Enterprise Value $1,393.6 Valuation (3)

Confidential

Bid Summary Advent

Offer Price Per Share

- USD $43.50 (54% premium to closing price of shares on May 14, 2025)
- Proposal assumes a fully-diluted share count of 56.6mm

Financing

- Combination of cash equity using Advent's US$29.0B fund complex, which includes the Global Private Equity X fund and Technology Fund II, and debt financing

Formula Systems Rollover

- Expect Formula Systems Ltd ("Formula") to roll over approximately a quarter of its current stake into equity of the post-closing company, with the remainder of Formula's interest to be cashed out at the deal price

Key Diligence Areas

- See page 8 for details

Closing Conditions

- Closing subject to customary conditions, and Advent does not currently anticipate any substantive regulatory impediments to closing relating to Advent or any of its portfolio companies

Approvals Required

- No corporate, shareholder or other similar approvals required outside of final approval of Advent's Investment Committee to enter into definitive agreement

Other Considerations

- 30-day initial term of exclusivity (as may be extended) requested from receiving the high-priority data items to complete due diligence and reach definitive agreement
- Expect Formula to enter into a customary voting agreement agreeing to vote in favor of the transaction unless acquisition agreement is terminated

Implied Equity Value and Enterprise Value[1,2]

($ in M)

Offer Price Per Share	$43.50
Diluted Shares Outstanding	56.667
Implied Equity Price	**$2,465.0**
Plus: Net Debt / (Cash)	(186.1)
Implied Enterprise Value	**$2,278.9**
Implied EV / LTM Revenue	4.2x
Implied EV / 2025 Consensus Revenue	4.0x
Implied EV / LTM Adj. EBITDA	20.6x
Implied EV / LTM Adj. EBITDA - Cap. Soft.	22.1x
Implied EV / 2025 Consensus Adj. EBITDA - Cap. Soft.	22.4x

Implied Premiums

		As of May 27, 2025	
Premium to:	Date	Price	Premium
One Day Prior	5/23/2025	$27.61	57.6%
One Week Prior	5/20/2025	28.2	54.3%
One Month Prior	4/27/2025	27.89	56.0%
60 Days Prior	3/28/2025	27.27	59.5%
90 Days Prior	2/26/2025	27.98	55.5%
180 Days Prior	11/28/2024	27.20	59.9%
One Year Prior	5/27/2024	34.10	27.6%

(1) Diluted Shares outstanding calculated based on 55,894,474 Common Shares outstanding, 1,774,000 options at weighted avg. strike price of $25.13 and 23,143 RSUs as of April 7, 2025.
(2) LTM as of Q1 2025; SWAN LTM revenue of $544M, 2025 Wall Street Consensus Revenue of 571M, LTM Adj. EBITDA of $110.6M, LTM Adj. EBITDA – Cap. Soft. of $103.2M and Consensus Adj. EBITDA – Cap. Soft. of 101.9M; SWAN reported Adj. EBITDA figure (and basis for consensus) burdens earnings for capitalized software expense.

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Confidential

Advent's Proposed Diligence Timeline

Timeline subject to information availability and timing of Special Committee's decision regarding next steps

Illustrative Diligence Workplan

		Week of 26-May	Week of 02-Jun	Week of 09-Jun	Week of 16-Jun	Week of 23-Jun	Week of 30-Jun
Due Diligence Workstreams	Commercial						
	Tech / IT / Cyber						
	Warm Customer Introductions						
	Financial						
	Tax / Structuring						
	Legal / IP						
	Compliance						
	Insurance						
	ESG						
Key Meetings / Due Diligence Sessions	Commercial		*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	***In-Person Diligence Session***	
	Tech / IT / Cyber		*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*		
	Financial		*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*			
	Tax				*Diligence Calls with Mgmt.*		
	Legal				*Diligence Calls with Mgmt.*		
Key Milestones	Data Access Period	***Data shared***	***30-Day diligence period post data receipt***				
	Lender Process						
	Transaction Documents						
	Target Signing						

(1) Per diligence workplan received from Advent on May 22, 2025.

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Advent’s Selected Key Diligence Topics 8 Confidential Key Topics Functional Area Customer cube, revenue breakdown by recurring, re - occurring, and one - time details, organic revenue, new logo wins, cross - sell, churn and major loss details, professional services metrics, other commercial and non - personnel cost details Finance and Commercial 5 - year financial projection model, including revised 2025 budget and FY25 Q1 2025 trading vs. budget Financial Projections Roll - forward of Quality of Earnings, including working capital, net debt, cash flow details, and retention analysis Quality of Earnings Bookings, pipeline, win / loss, salesforce productivity, sales representative historical quota coverage, product pricing framework Sales Booking and Pipeline Historical and pipeline M&A details M&A Product roadmap, product architecture, product development practices and methodology, cybersecurity practices, product version fragmentation, # customers on cloud, customer support metrics Technology & Product Employee census with salary details, employee retention HR Legal, compliance, ESG, IP, customer and commercial contracts Legal Historical insurance details by entity Insurance

Appendix

Confidential

SWAN Top Shareholder Overview *(Top 25 Shareholders)*

Top 25 Shareholders

Shareholder	Holder Shares ('000)	% of Total	Avg. Cost Basis
Formula Systems (1985) Ltd.	24,315	43.5%	$3.07
BlackRock Fund Advisors	1,485	2.7%	26.89
Royce & Associates LP	1,174	2.1%	26.92
Nine Ten Capital Management LLC	1,149	2.1%	32.12
The Vanguard Group, Inc.	1,049	1.9%	21.95
Dimensional Fund Advisors LP	1,025	1.8%	24.57
Topline Capital Management LLC	945	1.7%	30.19
AL DOR RONI	866	1.5%	28.90
T. Rowe Price Associates, Inc. (IM)	805	1.4%	23.33
Acadian Asset Management LLC	739	1.3%	28.44
KSM Mutual Funds Ltd.	715	1.3%	27.66
Wellington Management Co. LLP	703	1.3%	32.17
Renaissance Technologies LLC	682	1.2%	22.68
SSgA Funds Management, Inc.	667	1.2%	26.67
Clal Pension & Provident Funds Ltd.	581	1.0%	19.62
Harris Associates LP	496	0.9%	26.10
Migdal Mutual Funds Ltd.	444	0.8%	30.45
Harel Mutual Funds Ltd.	418	0.7%	32.55
Geode Capital Management LLC	414	0.7%	25.09
Millennium Management LLC	371	0.7%	25.48
Goldman Sachs Asset Management LP	359	0.6%	26.32
Janus Henderson Investors US LLC	342	0.6%	28.33
Menora Mivtachim Insurance Ltd.	322	0.6%	20.69
Vanguard Fiduciary Trust Co.	292	0.5%	27.75
RhumbLine Advisers LP	264	0.5%	26.58
Total Common Shares Outstanding	**55,894**	**72.7%**	**$12.62**

Ownership Statistics

Common Shares O/S (mm)	55.9
Float %	55%
Insider %	45%

Top Insiders

Name	% of Total
Formula Systems (1985) Ltd.	43.5%
Al Dor Roni	1.5%
Total	**45.0%**

Source: Company filings and Factset as of May 27, 2025.
Note: 55,894,474 Common Shares outstanding per management as of April 7, 2025.

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